EXHIBIT 99.1

Doral Financial Corporation Reports Earnings for
the Second Quarter Ended September 30, 2009
Reports Net Income of $13.2 million
Continues to Exceed Well Capitalized Levels with Tier 1 Capital Ratio of 13.5%
SAN JUAN, Puerto Rico—November 9, 2009— Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), the holding company of Doral Bank, a leading community bank based in Puerto Rico, today announced the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 reporting net income of $13.2 million, compared to a net loss of $1.8 million for the comparable 2008 period.
“Our improving financial performance is a consequence of our focus on fundamentals, our clients and community. However, we continue to operate in a difficult market and economic environment and preserving capital and liquidity will remain a priority,” said Glen R. Wakeman, President and CEO of Doral Financial Corporation.
Doral experienced significant improvements in key fundamentals:
•	Reported net income attributable to common shareholders for the third quarter of 2009 of $10.0 million, which resulted in diluted earnings per share of $0.17, compared to a net loss attributable to common shareholders for the corresponding 2008 period of $10.1 million, or a diluted loss per share of $0.19. This increase resulted in a $0.36 improvement in the quarterly earnings per share.
•	Doral Financial and both its bank subsidiaries reported capital in excess of the base levels defined by banking regulation as “well capitalized.” Doral Financial reported a Total Capital ratio of 15.3%, a Tier One Capital ratio of 13.5%, and a Leverage ratio of 8.5%.
•	Reported earnings of $10 million to common shareholders is accretive to capital for the second consecutive quarter.
•	Continued to impact and improve the quality of life of the communities through innovative community programs. Since its inception, Doral has assisted more than 16,500 families to stay in their homes through its loss mitigation program; provided more than 2,500 free mammograms to women without health insurance through Ruta Pink (Pink Route) program in conjunction with Susan G. Komen for the Cure Puerto Rico; planted 232 trees in parks in low and moderate income areas with d parques, sembrando comunidad (of parks, planting community), and provided free art education and entertainment to approximately 20,000 people with the domingos d museo (Sundays at the Museum) program in alliance with the Museum of Art of Puerto Rico.

Doral’s transformation to a full-service community bank through its rebranding campaign and community programs has received local and international awards. Most recently, Doral won an American Bankers Association Marketing award for its corporate transformation, which includes its rebranding campaign and community programs, in the Impact Campaign category, which honors campaigns that benefit the community or reach out to minorities and women. Meanwhile, Puerto Rico’s Sales and Marketing Association recognized Doral’s transformation to a community bank by honoring Glen Wakeman with the Top Management Award in the Banking and Finance category.
FINANCIAL HIGHLIGHTS
•	Net income for the quarter ended September 30, 2009 totaled $13.2 million, compared to a net loss of $1.8 million for the comparable 2008 period. Doral Financial’s performance for the third quarter of 2009, compared to the corresponding 2008 quarter, resulted from (i) a $15.0 million increase in non-interest income due principally to a positive change in the fair value of the Company’s mortgage servicing assets, gains from the sale of investment securities, an increase in the interest-only strips (“IOs”) value, partially offset by other-than-temporary impairment (“OTTI”) charges related to the investment portfolio; (ii) an increase of $6.8 million in non-interest expenses primarily related to a significant increment in the FDIC insurance expenses and an increase in OREO expenses related to appraisals adjustments made during the quarter; (iii) by the recognition of an income tax benefit of $6.9 million, compared to an income tax expense of $1.1 million for the corresponding 2008 period and (iv) a $3.4 million decrease in net interest income driven by a compression of net interest margin, a significant reduction of investment securities and an increase in non-performing loans resulting from a deteriorating economic environment.
•	Net income attributable to common shareholders for the third quarter of 2009 of $10.0 million, resulted in a diluted earnings per share of $0.17, compared to a net loss attributable to common shareholders for the corresponding 2008 period of $10.1 million, or a diluted loss per share of $0.19, resulting in a $0.36 improvement in the quarterly earnings per share.
•	Net interest income for the third quarter of 2009 was $43.6 million, compared to $47.0 million for the corresponding period in 2008. The decrease of $3.4 million in net interest income for 2009, compared to 2008, resulted from a reduction in interest income of $19.4 million, partially offset by a reduction in interest expense of $16.0 million. The reduction in interest income resulted from (i) a 0.67% reduction in yield on assets reflecting the lower market interest rate environment and a higher level of non-performing loans; and (ii) a $290.2 million decrease in average interest-earning assets, particularly the investment securities average balance which decreased by $941.0 million primarily driven by $1.4 billion of securities sold during the second and third quarters of 2009, offset by growth in mortgage backed securities and other interest-earning assets. The decrease in interest expense resulted from a 0.69% decrease in the rate payable on liabilities primarily reflected in lower costs of deposits and certain loans payable combined with slight decline in average interest-bearing liabilities. Average interest-earning assets decreased from $9.6 billion for the third quarter of 2008 to $9.3 billion for the corresponding 2009 period, while the average interest-bearing liabilities decreased from $8.5 billion to $8.3 billion, respectively. The reduction in leverage, combined with a decline in interest expense, resulted in a contraction of net interest margin from 1.96% in the third quarter of 2008 to 1.87% in the corresponding 2009 period.
•	Doral Financial’s provision for loan and lease losses for the quarter ended September 30, 2009 amounted to $4.9 million, compared to $7.2 million for the corresponding 2008 period. The $2.3 million decrease in the provision was driven by decreases in the provisions for the commercial and construction (including land) portfolios of $2.0 million and $4.7 million, respectively, partially offset by increases in the provisions for the mortgage and consumer loan portfolios of $3.2 million and $1.0 million, respectively. Third quarter results were impacted by the effects of continuing deterioration of Puerto Rico economy on the residential real estate market, causing lower home absorption rates on new construction, increased defaults on existing mortgages and weakening economic situation of existing borrowers.
•	Non-interest income for the third quarter of 2009 was $26.9 million, compared to $11.9 million for the corresponding period in 2008. The increase in non-interest income of $15.0 million for the third quarter of 2009, compared to the same period in 2008, resulted from (i) an increase of $11.3 million in servicing income from a positive change in the fair value of the Company’s mortgage servicing assets; (ii) a net gain on the sale of investment securities of $1.0 million; (iii) an increase in the gain on securities held for trading primarily driven by a gain of $3.9 million on the IO value; (iv) an increase in other income of $1.5 million related to a gain of $2.0 million from the redemption of shares of VISA, Inc., pursuant to their global restructuring agreement; partially offset (v) by an increase of $6.4 million in other-than-temporary impairment losses realized on investment securities.
•	Non-interest expense for the third quarter of 2009 was $59.3 million, compared to $52.4 million for the corresponding period in 2008. Non-interest expense for the third quarter of 2009 was impacted by decreases in operating expenses for compensation and benefits, advertising, occupancy and depreciation and amortization expenses, offset by increases of (i) $1.4 million in professional expenses; (ii) $4.4 million in the FDIC insurance expense; (iii) an increase of $3.6 million in OREO losses and other related expenses driven by appraisals adjustments during the quarter; and (iv) an increase of $3.7 million in other expenses primarily related to an increase of $3.5 million in the provisions for recourse driven by continued deterioration of the portfolio.
•	An income tax benefit of $6.9 million for the third quarter of 2009 related to the effect on deferred tax assets of certain tax agreements.
•	The Company reported other comprehensive income of $36.2 million for the third quarter of 2009 compared to other comprehensive loss of $62.3 million for the corresponding 2008 period. The Company’s other comprehensive income for the third quarter of 2009 resulted principally from the increase in value of securities in its available for sale investment portfolio. As of September 30, 2009, the Company’s accumulated other comprehensive loss (net of income tax benefit) totaled $103.9 million, compared to $123.2 million as of December 31, 2008.
•	Doral Financial’s loan production for the third quarter of 2009 was $248.5 million, compared to $318.3 million for the comparable 2008 period, a decrease of approximately 22%. The decrease in Doral Financial’s loan production for the third quarter of 2009 resulted from significant decreases in residential mortgage and construction lending activity levels in Puerto Rico. The decrease in Doral Financial’s originated loans is due to a number of factors including deteriorating economic conditions, competition from other financial institutions, changes in laws and regulations and the general economic conditions in Puerto Rico.
•	Total assets as of September 30, 2009 amounted to $10.0 billion compared to $10.1 billion as of December 31, 2008. A decrease of $248.2 million in the Company’s investment securities portfolio was partially offset by increases in loans of $69.7 million and cash and due from banks of $33.2 million. Total liabilities were $9.1 billion at September 30, 2009, compared to $9.2 billion at December 31, 2008. Total liabilities declined due to decreases of $272.1 million in brokered deposits and $86.6 million in other short-term borrowings, partially offset by an increase of $192.8 million in securities sold under agreements to repurchase.
•	Non-performing assets as of September 30, 2009 were $909.9 million, an increase of $130.7 million since December 31, 2008. Non-performing loans (which are included in non-performing assets) as of

September 30, 2009 were $816.7 million, an increase of $99.0 million since December 31, 2008. The increment in non-performing assets resulted from increases in the construction and residential mortgage portfolio as a direct consequence of the depressed housing market and overall macroeconomic trends in Puerto Rico. The increase in non-performing assets occurred principally during the first quarter of 2009. Non-performing assets as of September 30, 2009 increased only by $20.1 million when compared to June 30, 2009.
CAPITAL RATIOS
As of September 30, 2009, Doral Bank PR and Doral Bank NY were in compliance with the regulatory capital requirements that were applicable to them as a state non-member bank and federal savings bank, respectively (ie., total capital and Tier 1 capital to risk weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 4%).
REGULATORY CAPITAL RATIOS

	AS OF SEPTEMBER 30, 2009
	DORAL	DORAL	DORAL
	FINANCIAL(2)	BANK PR	BANK NY
Total Capital Ratio (Total capital to risk- weighted assets)	15.3%	13.6%	16.7%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	13.5%	12.3%	16.2%
Leverage Ratio(1)	8.5%	6.5%	12.7%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

(2)	Doral Financial was not subject to regulatory capital requirements as of September 30, 2009. Ratios were prepared as if the company were subject to the the requirement for comparability purposes.
FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, Doral Financial Corporation (the “Company”) may make forward-looking statements in its other press releases, its other filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.
These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and are generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.

Forward-looking statements are, by their nature, subject to risks and uncertainties. While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain important factors that could cause actual results to differ materially from those contained in any forward-looking statement:
•	the continued recessionary conditions of the Puerto Rico and the United States economies and the continued weakness in the performance of the United States capital markets leading to, among other things, (i) a deterioration in the credit quality of our loans and other assets, (ii) decreased demand for our products and services and lower revenue and earnings, (iii) reduction in our interest margins, and (iv) decreased availability and increased pricing of our funding sources, including brokered certificates of deposits;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of our loans and other assets which may lead to, among other things, an increase in our non-performing loans, charge-offs and loan loss provisions;

•	a decline in the market value and estimated cash flows of our mortgage-backed securities and other assets may result in the recognition of other-than-temporary impairment of such assets under generally accepted accounting principles in the United States of America (“GAAP”);

•	our ability to derive sufficient income to realize the benefit of the deferred tax assets;

•	uncertainty about the legislative and other measures adopted by the Puerto Rico government in response to its fiscal situation and the impact of such measures on several sectors of the Puerto Rico economy;

•	uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact of such actions on our business, financial condition and results of operations;

•	changes in interest rates, which may result from changes in the fiscal and monetary policy of the federal government, and the potential impact of such changes in interest rates on our net interest income and the value of our loans and investments;

•	the commercial soundness of our various counterparties of financing and other securities transactions, which could lead to possible losses when the collateral held by us to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to us held by the counterparty;

•	our ability to collect payment of a receivable from Lehman Brothers, Inc. (“LBI”), which results from the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under certain terminated repurchase agreements and forward agreement;

•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States as a result of, among other things, recent legislative and regulatory proposals made by the federal government;

•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;

•	general competitive factors and industry consolidation;

•	potential adverse outcome in the legal or regulatory actions or proceedings described in Part I, Item 3 “Legal Proceedings” in the Company’s 2008 Annual Report on Form 10-K, as updated from time to time in the Company’s future reports with the SEC; and

•	the other risks and uncertainties detailed in Part II, Item 1A “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, as updated from time to time in the Company’s future reports filed with the SEC.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
Roberto.Reyna@doralfinancial.com
787-474-5498
Media:
Lucienne Gigante
VP Public Relations
Lucienne.Gigante@doralbank.com
787-474-6298